Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ALUMIS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, 2021 Stock Plan	Other(2)	6,771,107(3)	$9.33(2)	$63,174,428.31	0.0001476	$9,324.55
Equity	Common Stock, $0.0001 par value per share, 2024 Equity Incentive Plan	Other(4)	7,800,000(5)	$16.00(4)	$124,800,000.00	0.0001476	$18,420.48
Equity	Common Stock, $0.0001 par value per share, 2024 Employee Stock Purchase Plan	Other(6)	650,000(7)	$13.60(6)	$8,840,000.00	0.0001476	$1,304.79
Equity	Common Stock, $0.0001 par value per share, 2024 Performance Option Plan	Other(8)	1,880,680	$10.19(8)	$19,164,129.20	0.0001476	$2,828.63
Total Offering Amounts				—	$215,978,557.51	—	$31,878.45
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$31,878.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Alumis Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Stock Plan (the “2021 Plan”), the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”), the Registrant’s 2024 Employee Stock Purchase Plan (the “2024 ESPP”), or the Registrant’s 2024 Performance Option Plan (the “2024 POP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 6,771,107 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2021 Plan are calculated using the weighted-average exercise price of $9.33 per share for such stock options.

(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2021 Plan. No additional stock awards will be granted under the 2021 Plan.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $16.00 per share (the “IPO Price”), which is the initial public offering price per share of the Registrant’s Common Stock set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on June 28, 2024 pursuant to Rule 424(b) of the Securities Act.

(5)	Represents 7,800,000 shares of Common Stock reserved for future grant under the 2024 Plan. To the extent that any stock options discussed under footnote (2) outstanding under the 2021 Plan expire or otherwise terminate prior to exercise or settlement, are not issued because the stock award is settled in cash, are forfeited or repurchased because of the failure to vest or are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price if any, as such shares becomes available from time to time, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2024 Plan. The 2024 Plan also provides that the number of shares of our common stock reserved for issuance under our 2024 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2025 through January 1, 2034, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by Registrant’s board of directors. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the IPO Price, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2024 ESPP.

(7)

Represents 650,000 shares of Common Stock reserved for future grant under the 2024 ESPP. The 2024 ESPP provides that an additional number of shares of Common Stock will automatically be added annually to the shares authorized for issuance under the 2024 ESPP on January 1 of each calendar year, beginning on January 1, 2025 through January 1, 2034, in an amount equal to the lesser of (i) 1% of the total number of shares of Registrant’s capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii) 1,950,000 shares; provided that before the date of any such increase, Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.

(8)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,880,680 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2024 POP are calculated using the weighted-average exercise price of $10.19 per share for such stock options.